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                                                                   Exhibit 10(f)


                          LONG TERM PERFORMANCE PLAN

The Company has adopted a Long Term Performance Plan in which the Company's senior management participates. Pursuant to this Plan, awards are made based on the level of achievement of pre-determined long-term financial performance targets established by the Chairman, CEO and the Compensation Committee of the Board of Directors. The current award provides for a three-year performance period and is based on growth in net income for the Company over that period. Each participant's award, when combined with stock option grants during that period, approximately equals the average value of long-term incentives provided to similar positions at comparable companies. Actual awards are determined based on a review by the Chairman, CEO and the Compensation Committee and are paid in cash.